Exhibit 6.2

NEWPORT CENTER 620 Newport Center Drive, Suite 1100 Newport Beach, CA 92660 Phone: (949) 721-6696 / Fax: (949) 721-6650	Agreement #: 38613 www.pbcenters.com

PREMIER OFFICE LICENSE AGREEMENT	Page 1 of 1

Date of Agreement: 12/7/15	Initial Term: 12	Initial Term Start Date: 1/1/16	Initial Term Expiration Date: 12/31/16

Client Name:	Jim	Billing Address:	ADOMANI, INC.
Contact Name:	Jim Reynolds		171 Main Street
Phone Number:	714-814-6900		Suite 105
E-mail Address:	jim.r@adomanielectric.com		Los Altos, CA 94022

PREMIER OFFICE PLAN(S) SELECTED
Office Number	Office Type	Square Footage[1]	Basic Monthly Rent	Term in Months	Free Months[2]	Amortized Basic Monthly Rent[3]	Number of Occupants
3	Window	247	$3,458.00	12	3	$2,593.50	1

MONTHLY COSTS
Basic Monthly Rent	$3,458.00
Amortized Basic Monthly Rent	$2,593.50
Elective Support Services	$475.00
CAM Fee	$61.75
Kitchen Amenities Fee	$25.00
Total Monthly Costs	$3,155.25
Amortized Total Monthly Costs	$3,155.25

ONE-TIME COSTS
Service Commencement Fee	$149.00
Security Deposit	$6,310.50
Total One-Time Costs	$6,459.50
TOTAL DUE AT SIGNING	$9,614.75

PROMOTION	3 Months Free Amortized Over Term

[1]	Approximation
[2]	Free months do not apply to renewal terms
[3]	Amortized Basic Monthly Rent/Total Monthly Cost equals the value of tree months divided over initial term

Miscellaneous:

This Premier Office License Agreement (“Agreement”) consists of this cover page and the attached Premier Elective Support Services page and Terms and Conditions. Sales tax be charged where applicable Premier has not had the Center Inspected by a Certified Access Specialist, nor has Premier received notice of such inspection of the Building by the Building Landlord.

CLIENT:	PREMIER OFFICE CENTERS, LLC a California Limited Liability company

Signature	Signature	By: Jeffrey H. Reinstein Chief Executive Officer
12/7/15
Date	Date

© 2013 Premier Business Centers All Rights Reserved

NEWPORT CENTER 620 Newport Center Drive, Suite 1100 Newport Beach, CA 92660 Phone: (949) 721-6696 / Fax: (949) 721-6650	Agreement #: 38613 www.pbcenters.com

PREMIER ELECTIVE SUPPORT SERVICES

Business support solutions you can count on Whenever, Wherever, However. • Support & Office Facilities • Building Amenities • IT & Telecom • Vendor Benefits	Effective Start Date: 01/01/2016 Expiration Date: 12/31/2016

ONGOING SUPPORT SERVICES

SUPPORT & OFFICE FACILITIES
Title	Description	#	Cost
Office Furniture Rental	$ Upon request
Unlimited Scanning	$25 per month
Premier Concierge - Bronze	$65 per month/per person
Premier Concierge-Silver	$125 per month/per person
Premier Concierge - Gold	$240 per month/per person
Premier Concierge - Platinum	$450 per month/per person
BUILDING AMENITIES
Title	Description	#	Cost
Parting - Unreserved		2	$180.00
Parting - Reserved
Parting-Valet
IT & TELECOM
Title	Description	#	Cost
Premier Internet	$99 per month/per person; Broadband Internet Connection
Premier Connect	$195 per month/per person; Internet, Free LC/LD*, 2 Phone Lines, Voice Mail and M/Line Ans.	1	$195.00
Premier Connect Plus	$50 per month/per person; Call Screening & Voice-to-Cell/Email
VoIP Capability	$150 per month
Premier Dedicated Bandwidth	$150 per month/per 1 mbps
Static IP Address	$30 per month
411 Directory Assistance Listing	$15 per month
Fax Line	$25 per month
Additional DID	$25 per month/per number
Additional Voice Mail Box/Tree	$25 per month/per VM box
Call Patching and Notifications	$65 per month
VENDOR BENEFITS
Title	Description	#	Cost
LexisNexis	$250 per month/per person

SUPPORT AS YOU NEED IT

SUPPORT & OFFICE FACILITIES
Title	Description
Premier Support Services	$40 per hr at 15 min intervals
Catering	$ Upon request
Conference Rooms† – Large	$75.00 per hr
Conference Rooms† – Medium	$50.00 per hr
Conference Rooms† – Small	$40.00 per hr
Copy& Print	$0.15 per pg. b/w; $1 00 per pg. color
Scanning	$0.15 per pg.
Fax	$1 per page (Domestic)
Mail Forwarding Day/Week/Month	$50p mth/$25p mth/$10p mth + cost
Postage	Admin time + materials + 30%
FedEx**	Admin time + materials + 50%/25%
BUILDING AMENITIES
Title	Description
Additional/Replacement Access Card	$50 per card
Additional/Replacement Key	$25 per key
Parking – Validation	Cost + 30%
Signage – Lobby Listing
IT & TELECOM
Title	Description
Consulting On-Site/Remote	$125 per hour/$95 per hour
Local Calls	$0.05 per minute
Local Long Distance Calls	$0.18 per minute
Domestic Long Distance	$0.34 per minute
International	$1.45 per minute

MISCELLANEOUS
Title	Description	#	Cost
Furniture Set		1	$100.00

PREMIER CUSTOMER APPROVAL
TOTAL MONTHLY EFFECTIVE ELECTIVE SUPPORT SERVICES FEES	$475.00
Company:
Name: Jim Reynolds	Signature:

*	Domestic Long Distance Only.
**	International FedEx Express limited to envelop only, value of $20 or less. Shipping costs will be charged a markup of 50%, if less than $25, or 25% if greater.
†	You may cancel your reservation at no charge any time prior to 24 hours of your scheduled reservation. Your account will be charged if cancelation is after the 24 hour deadline.

© 2013 Premier Business Centers All Rights Reserved

TERMS AND CONDITIONS

1. SERVICES LICENSED. Pursuant to this Agreement, you have a license to use the office(s) assigned to you. You also have shared use of common areas in the Center including lobby and kitchen areas (but excluding use of conference rooms and day offices except as set forth in the Rules and Regulations). You have access to your office(s) 24 hours a day, 7 days a week. Our building provides office cleaning, maintenance services, electric, lighting, heating and air conditioning to the Center during normal business hours as determined by the landlord for the building (“Building Landlord”). In addition to your office(s), we will provide you with certain services on an as requested basis. The current schedule of services available on a requested basis and the fees for such services is set forth under the “Support As You Need It” column on the Premier Elective Support Services page of this Agreement The services/fee schedule will be updated from time to time. You will be obligated to pay for the recurring services selected under the “Ongoing Support Services” column on the Premier Elective Support Services page of this Agreement throughout the term of this Agreement (as may be extended). The fees for such services are charged to your account and are payable on the first day of the next calendar month following the end of the most recent billing cycle for such services (which billing cycle is currently from the 13th day of the month to the 12th day of the next month). You agree to pay all charges authorized by you or your employees. Premier Office Centers, LLC dba Premier Business Centers (Premier) and vendors designated by Premier are the only service providers authorized to provide services in the Center. You agree that neither you nor your employees will solicit other clients of the Center to provide any service provided by Premier or its designated vendors, or otherwise. Any square footage listed on the first page of this Agreement for your office(s) are approximations and may include a portion of the common area of the Center. If you are assigned cubicle space pursuant to this Agreement or any amendment hereto, then for purposes of this Agreement and the Rules and Regulations attached hereto the terms “office” or “office(s)’ shall be deemed to include the cubicle(s) assigned to you, including, without limitation, for purposes of Paragraph 11 below. If you have a Premier Concierge Plan, then you may elect to use in any monthly billing cycle some or all of the concierge support time (“Concierge Support Time’) allocated to you based on the Premier Concierge Plan selected by you; you will incur additional charges for Concierge Support Time used by you in excess of the Concierge Support Time allocated pursuant to the Premier Concierge Plan selected by you. Client may not carry over unused time to future months. If Client is entitled to monthly credits per billing cycle for meeting room use time pursuant to this Agreement, (i) the application of the credits will be based on the hourly usage rates established by Premier for the type of meeting room used, (ii) the credits shall apply only during the initial term of this Agreement, and (iii) Client may not carry over unused credits to future months.

2. PAYMENTS. You agree to pay, without offset or demand, the Basic Monthly Fee and all other monthly recurring fees in advance on the first day of each month. You also agree to pay monthly, at the same time as the Basic Monthly Fee and other monthly recurring fees (unless another time is specified herein for such payment), additional service fees, CAM Charges (as defined below) and all applicable sales or use taxes. If you dispute any portion of the charges on your bill, you agree to pay the undisputed portion on the first day of the calendar month. You agree that charges must be disputed within 30 days or you waive your right to dispute such charges. If any payments are not received by the third day of the month, you may be charged a service charge of 10% of the late payment or $50, whichever is greater, for bookkeeping and administrative expenses. You will also be charged interest at 1.5% per month on late payments, or the highest rate permitted by applicable law, whichever is less. When you sign this Agreement you are required to pay the “Total Due at Move-ln’ amount shown on the first page of this Agreement. You acknowledge that the Basic Monthly Fee is based upon the number of persons occupying or using the office(s) assigned to you on the first page of this Agreement. If the number of persons that regularly uses or occupies the office(s) increases, an excess occupant fee may be charged for each such additional person. No acceptance of a lesser amount than the amounts payable by Client under this Agreement shall be deemed a waiver of Premier’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Premier may accept such check or payment without prejudice to Premier’s right to recover the full amount due. Upon termination of this Agreement, you will be responsible for paying a cleaning fee equal to $200 per office assigned to you. Upon termination of this Agreement, you will be responsible for paying an office reconditioning fee equal to a flat rate of $200 for an office measuring up to 150 square feet. A further charge of $0.50 will be payable by you for each square foot over 150 square feet per office assigned to you.

3. CAM CHARGES. You will pay, as an additional charge, a monthly amount equal to $0.25 per square foot of office space assigned to you as your share of the common area maintenance and building operating costs and charges (“CAM Charges”) payable by Premier under its lease with the Building Landlord. Your share of CAM Charges, as specified in the immediately preceding sentence, will not change notwithstanding the actual amount of CAM Charges paid by Premier to the Building Landlord.

4. SECURITY DEPOSIT. Client shall deposit with Premier upon execution of this Agreement the Security Deposit specified on the first page of this Agreement as security for Client’s faithful performance of Clients obligations hereunder. If at any time during the term of this Agreement (or any renewal or extension term), your Basic Monthly Fee and/or other monthly recurring fees are increased, then the amount of the Security Deposit will be increased by 200% of such increase in the Basic Monthly Fee and/or other monthly recurring fees, which increase shall be payable to Premier upon request. The Security Deposit will not be kept in a separate account from other funds of Premier and no interest will be paid to you on this amount. The Security Deposit may be applied to outstanding fees or charges at any time, at our discretion. Premier has the right to require that you replace any portion of the Security Deposit that we apply to your fees or charges. At the end of the term of this Agreement, if you have satisfied all of your payment obligations, we will refund the unapplied portion of the Security Deposit within 60 days.

5. RULES AND REGULATIONS; FIRST CLASS USE. You agree to comply with the rules and regulations of the Center (“Center Rules’), a copy of which you acknowledge having received upon your execution of this Agreement You also agree to comply with the rules and regulations of the Building Landlord, and such rules and regulations shall constitute Center Rules for purposes of this Agreement Premier has the right to reasonably amend the Rules and supplement the same with other reasonable Rules, and all such amendments or new Rules shall be binding upon you after 5 days notice to you. Nothing herein shall be construed to give you or any other person or entity any claim, demand or cause of action against Premier arising out of the violation of such Rules by any other client, occupant or visitor of the Center, or out of the enforcement or waiver of the Rules by Premier in any particular instance To the extent there is a conflict between the Rules and this Agreement this Agreement will control Your use of your office(s) must be for a first class office use.

6. HIRING PREMIER’S EMPLOYEES; NO SOLICITING OTHER CLIENTS TO RELOCATE. Our employees are an essential part of our ability to deliver our services. You acknowledge this and agree that, if during the term of this Agreement and for 6 months afterward, you hire any of our employees (including, without limitation, any former employees hired by you within six months after the termination of their employment with Premier), you will pay Premier a commission for the hiring in an amount equal to one-half of the sum of (i) the annual base salary of the employee you hire, plus (ii) any bonus and/or commissions allocable to such employee on an annual basis. You agree that the obligation to pay a commission and the amount of the commission payable is fair and reasonable. You agree not to solicit or otherwise cause any other clients of the Center to move.

7. LICENSE AGREEMENT. THIS AGREEMENT IS NOT A LEASE OR ANY OTHER INTEREST IN REAL PROPERTY. IT IS A CONTRACTUAL ARRANGEMENT THAT CREATES A REVOCABLE LICENSE. We retain legal possession and control of the Center and the office(s) assigned to you. This Agreement and our obligation to provide you office space and services are subject and subordinate to the terms of our lease with the Building Landlord. This Agreement terminates automatically upon any termination of our lease with the Building Landlord or the termination of the operation of the Center for any reason. Additionally, Premier has the right to terminate this Agreement if the Building Landlord requires such termination due to your use of the office(s) or the nature or type of your business or organization. As our client you do not have any rights under our lease with the Building Landlord. When this Agreement is terminated because the term has expired or otherwise, your license to occupy the Center is revoked. You agree to remove your personal property and leave the office(s) as of the date of termination. We are not responsible for property left in the office(s) after termination. If you do not remove any property belonging to you after termination, you shall be conclusively deemed to have abandoned and conveyed such property to Premier, or, at Premier’s option, Premier may remove and store the same and you shall pay to Premier upon demand all costs of such removal and storage. No act or thing done by Premier or any agent or employee of Premier during the initial or renewal term of this Agreement shall be deemed to constitute an acceptance by Premier of a surrender of the office(s) licensed by Client unless such intent is specifically acknowledged in writing by Premier The delivery of keys to the office(s) to Premier or any agent or employee of Premier shall not constitute a surrender of the office(s) licensed by Client or effect a termination of this Agreement, whether or not the keys are thereafter retained by Premier, and notwithstanding such delivery Client shall be entitled to the return of such keys at any reasonable time upon request until this Agreement shall have been properly terminated.

8. DAMAGES AND INSURANCE. You are responsible for any damage you cause to the Center or your office(s) beyond normal wear and tear. Additionally, you are responsible for any damage you cause to the building or its parking facilities or common areas. We have the right to inspect the condition of the office(s) from time to time and make any necessary repairs. You are responsible for insuring your personal property against all risks. You have the risk of loss with respect to all of your personal property irrespective of whether it is in our possession or yours. You agree to waive any right of recovery against Premier and the Building Landlord, and their respective officers, directors, employees, shareholders, members, partners, agents and representatives, for any damage or loss to your property under your control. It is understood that all property in your office(s) or anywhere else in the Center is under your control. Without limiting the foregoing, Premier is not responsible, and shall have no liability, for any lost packages or mail, it being the understanding that Client, at Client’s sole cost, is responsible for obtaining insurance to insure against the risk of lost packages or mail. You are also responsible for obtaining business interruption insurance insuring you in the event there are any issues or problems with the building in which the Center is located (the “Building”), including, without limitation, heating, ventilation and air conditioning problems, water leakage or utility disruptions.

9. DEFAULT; TERMINATION. You are in default under this Agreement if (i) you fail to abide by, or to cause your employees or invitees to abide by, the Rules of the Center; (ii) you do not pay any amount payable by you hereunder on the designated payment date and after written notice of your failure to pay you do not pay within 3 days after the date of such notice; or (iii) you do not otherwise comply with the terms of this Agreement. If the default is unrelated to payment you will be given written notice of the default and you will have 10 days from the date of such notice to correct the default (unless the default cannot be corrected, in which event no cure period will apply). Premier has the right to terminate this

Agreement early: (1) if you fail to correct a default within the applicable cure period or if the default cannot be corrected; (2) if you repeatedly default under this Agreement, in which case no cure period shall apply; or (3) if you use the Center for any illegal operations or purposes. Premier has the right to treat a violation of any of the Rules of the Center as a default which cannot be corrected; alternatively, Premier has the right to assess a penalty charge against Client for a violation of any of the Rules in an amount of up to $500 per violation, which penalty charge will be payable by Client immediately upon demand by Premier. If this Agreement is terminated due to your default, then you will nevertheless remain liable for the Monthly Basic Fee and other monthly recurring fees which would have been payable for the remainder of the term had this Agreement not been terminated. If you default on your obligations under this Agreement, you agree that Premier may cease to provide any and all services, including without limitation access to your office(s), parking, telephone and internet services, without notice or the need to initiate legal process. You shall pay to Premier upon demand any costs, including without limitation reasonable legal fees, incurred by Premier in enforcing the terms of this Agreement. If Client or a company affiliated with Client enters into, or has already entered into, one or more separate agreements) with Premier or its affiliated entities for the use of other space in, or the provision of services at, the Center or any other center operated by Premier or its affiliated entities, then a default by Client under this Agreement shall, at Premier’s option, also constitute a default by Client or its affiliate under such other agreement(s), and any default by Client or its affiliate under any such other agreement(s) shall, at Premier’s option, also constitute a default by Client under this Agreement. Premier will not be liable for any default or breach by Premier under this Agreement unless you deliver written notice of such default or breach to Premier in accordance with the notice provisions of Paragraph 15 below and Premier fails to cure such default or breach within thirty (30) days after Premier’s receipt of such notice.

10. OUR LIMITATION OF LIABILITY. You acknowledge and agree that due to the imperfect nature of verbal, written and electronic communications, neither Premier nor the Building Landlord or any of their respective officers, directors, employees, shareholders, members, partners, agents or representatives shall be responsible for damages, direct or consequential, that may result from the failure of Premier to furnish any service, including but not limited to the service of conveying messages, communications (including but not limited to telephone and internet service), concierge services or any other utility or services. You also acknowledge and agree that Premier shall not be responsible for any damages or losses, direct or consequential, resulting from any error or omission in providing, any failure to provide or any delay in providing, any computer or information technology services. Your sole remedy and Premier’s sole obligation for any failure to render any service to be provided by Premier, any error or omission, or any delay or interruption of any service to be provided by Premier, is limited to an adjustment to your bill in an amount equal to the charge for such service for the period during which the failure, delay or interruption continues. No such adjustment shall apply with respect to, and you will not be entitled to an offset against or reduction of any amounts payable by you under this Agreement in the event of, any delay or interruption of any service provided by the Building Landlord or other building issues or problems, including, without limitation, heating, ventilation and air conditioning problems, water leakage or utility disruptions. Without in any way limiting the foregoing, Premier will work with the Building Landlord in an effort to have the temperature in your office(s) at a comfortable range during normal business hours; however, you will not be entitled to an offset against or reduction of any amounts payable by you under this Agreement, nor will you have any other remedy against Premier or the Building Landlord, in the event you are not satisfied with the temperature range. WITH THE SOLE EXCEPTION OF THE REMEDY DESCRIBED ABOVE, YOU EXPRESSLY AND SPECIFICALLY AGREE TO WAIVE, AND AGREE NOT TO MAKE, AND YOU AGREE TO INDEMNIFY AND HOLD PREMIER AND THE BUILDING LANDLORD HARMLESS FROM AND AGAINST, ANY CLAIM FOR DAMAGES OR LOSSES, DIRECT OR CONSEQUENTIAL. INCLUDING, WITHOUT LIMITATION, LOST BUSINESS OR PROFITS (WHETHER IN AN ACTION IN CONTRACT, WARRANTY, TORT, INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, OR STRICT LIABILITY (COLLECTIVELY, “DAMAGES”), EVEN IF PREMIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITIES), ARISING FROM ANY FAILURE TO FURNISH ANY SERVICE, ANY ERROR, ACT OR OMISSION WITH RESPECT THERETO, ANY DELAY OR INTERRUPTION OF SERVICES OR ANY ISSUES OR PROBLEMS WITH THE BUILDING, INCLUDING, WITHOUT LIMITATION, HEATING, VENTILATION AND AIR CONDITIONING PROBLEMS, WATER LEAKAGE OR UTILITY DISRUPTIONS. WITH REGARD TO ANY SERVICES PROVIDED BY PREMIER, PREMIER DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ADDITIONALLY, PREMIER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE AVAILABILITY OF PARKING AT THE CENTER, AND CLIENT SHALL INDEMNIFY AND HOLD PREMIER HARMLESS FROM ANY PARKING CHARGES OR PENALTIES THAT MAY BE IMPOSED BY BUILDING LANDLORD DUE TO CLIENTS USE OF PARKING AT THE CENTER. If you have a Premier Concierge Plan, the concierge services will be provided by Portero Concierge Inc. (“Portero”) on an independent contractor basis. Portero is not affiliated with Premier, and Premier disclaims, and shall have no responsibility whatsoever for, any Damages that may arise from the provision of concierge services. In this regard, Client shall indemnify and hold provisions of concierge services to Client.

            JR

Initial

11. RENEWAL/NOTICE REQUIREMENT. UNLESS CANCELLED AS PROVIDED BELOW, THIS AGREEMENT WILL AUTOMATICALLY RENEW ON A CONTINUING BASIS FOR THE SAME PERIOD OF TIME AS THE INITIAL TERM AT PREMIER S THEN CURRENT LIST PRICE FOR THE OFFICE(S) AND/OR SERVICES IF YOU HAVE LESS THAN 3 OFFICES, YOU MUST GIVE WRITTEN NOTICE 60 DAYS PRIOR TO THE DATE YOUR AGREEMENT IS SCHEDULED TO TERMINATE IN ORDER TO CANCEL YOUR RENEWAL. IF YOU HAVE 3 OFFICES OR MORE. YOU MUST GIVE WRITTEN NOTICE 90 DAYS PRIOR TO THE DATE YOUR AGREEMENT IS SCHEDULED TO TERMINATE IN ORDER TO CANCEL YOUR RENEWAL SUCH NOTICE MAY ONLY BE DELIVERED ON THE FIRST DAY OF ANY GIVEN MONTH. IF SUCH NOTICE IS DELIVERED ON ANY OTHER DAY. IT SHALL BE DEEMED TO HAVE BEEN DELIVERED ON THE FIRST DAY OF THE FOLLOWING MONTH. THE AUTOMATIC RENEWAL PROVISIONS OF THIS PARAGRAPH APPLY TO OFFICES WHICH ARE LICENSED ON A MONTH-TO-MONTH BASIS, AS WELL AS TO OFFICES LICENSED ON A LONGER BASIS NOTWITHSTANDING THE FOREGOING, PREMIER MAY TERMINATE THIS AGREEMENT AFTER EXPIRATION OF THE INITIAL TERM FOR ANY REASON WITH 30 DAYS NOTICE TO YOU. BY INITIALING IN THE PLACE PROVIDED BELOW, YOU HEREBY ACKNOWLEDGE YOUR AGREEMENT TO THE RENEWAL PROVISIONS OF THIS PARAGRAPH 11.

            JR

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12. RELOCATION; RENOVATIONS. We reserve the right to relocate you to another office in the Center from time to time. If we exercise this right it will only be to an office of equal or larger square footage This relocation will be at our expense. We reserve the right to show the office(s) to prospective clients and will use reasonable efforts not to disrupt your business. Client acknowledges that Premier may from time to time renovate, improve, alter, or modify (collectively, the “Renovations’) the Center. Client agrees that such Renovations shall in no way constitute a constructive eviction of Client nor entitle Client to any abatement of the Monthly Basic Fee or other amounts payable by Client under this Agreement. Premier shall have no responsibility and shall not be liable to Client for any injury to or interference with Client’s business arising from the Renovations, nor shall Client be entitled to any compensation or damages from Premier for loss of the use of the whole or any part of the office(s) being licensed by Client resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

13. INTERNET SERVICES. At Client’s election and for an additional cost, Premier will provide Client with shared access to a high-speed Internet connection (Internet Service). Premier’s basic Internet Service will be provided through a dynamic NAT (Network Address Translation) IP address, which change over time. The NAT IP addresses are behind Premier’s firewall and do not provide direct inbound access. At Client’s election, Premier will provide a static IP address for a further additional charge Only one device may be connected to the Internet Service for each ‘internet Access’ connection subscribed to by Client. Premier will provide a single wall mounted Ethernet jack per office for physical connection to the Internet Service. If Client needs additional jacks, Client can either purchase a hub at its cost or, for an additional charge, request that Premier install an additional jack or relocate the existing jack. Client will be responsible for connecting its computer to the wall mounted Ethernet jack. PREMIER SHALL NOT BE RESPONSIBLE FOR ANY LOSS, DAMAGE, LIABILITY, CLAIM OR EXPENSE ARISING FROM ANY DEVICE THAT IS CONNECTED TO THE INTERNET SERVICE. Except for the Ethernet jack provided by Premier as specified above, Client shall be responsible at its cost for obtaining and installing all other equipment and operating systems necessary to connect Client’s device to the Internet Service. Some equipment may be available for purchase from Premier at an additional charge to Client. Client shall have sole responsibility for the installation, testing and operation of Internet facilities, services and equipment (other than installation specifically provided by Premier) CLIENT SHALL BE RESPONSIBLE FOR USER ACCESS SECURITY AND NETWORK ACCESS, SUCH AS CONTROL OVER WHICH USERS USE THE INTERNET SERVICE AND INSTALLATION OF PASSWORDS. Client acknowledges that Premier will not be providing user access security or virus protection of any kind, and Client agrees that Client shall have the sole responsibility for detecting and preventing against any network security breaches and computer viruses. In all cases, Premier shall in no way be responsible for external attacks, security breaches or computer viruses made on Client’s computer or other devices. Client shall use the Internet Service only for accessing the Internet, and Client shall not use the Internet Service as a server site for ftp, telnet, chat, video conferencing, e-mail hosting, web hosting or other similar Internet services without Premier’s prior written approval, which approval may be withheld in Premier’s sole and absolute discretion. To protect client workstations, inbound access to the internal LAN is blocked at the firewall. However, if Client requires usage of inbound remote control software or Virtual Private Networks, Premier, at its election and at an additional charge to Client, may allow this type of inbound access on an as requested basis. Client is allowed to access the Internet Service utilizing only IP addresses issued by Premier, unless otherwise agreed to by Premier. Client will be charged for any unauthorized access to the Internet from the date of initial move in. Premier shall have the right to terminate Internet Service to Client for any unauthorized use of or access to the Internet by Client Upon the expiration or earlier termination of this Agreement. Client must relinquish and discontinue use of any IP address(s) and e-mail accounts assigned to Client. Premier may elect to reassign new IP address(s) at any time. If Premier detects inordinate amounts of bandwidth consumption and/or connections in excess of one connection for each “internet Access” connection subscribed to by Client. Premier reserves the right to either (a) temporarily block services; (b) disallow usage above a pre-determined threshold; or (c) charge client for the excess bandwidth or additional connections used. Any such election by Premier shall not constitute a waiver of Premier’s right to terminate this Agreement due to any breach by Client of the provisions of this Paragraph. After 2 warnings of inordinate bandwidth consumption by Client, Premier shall have the right to terminate Internet Service to Client. Voice over IP telephones are not allowed, and Client shall lot connect voice over IP telephones to the Internet Service. Client shall be subject to, and Client’s use of Internet Service shall be limited by, any rules and regulations that Premier may impose in connection with use of the Internet Service. Premier shall have the right to terminate Internet Service to Client if Client violates any such rules and regulations. If Premier is informed by government authorities of inappropriate or illegal use by Client of Premier’s facilities or other networks accessed through Premier, Premier may terminate Client’s Internet Service. CLIENT SHALL INDEMNIFY, DEFEND AND HOLD PREMIER HARMLESS FROM AND AGAINST ANY LOSS, LIABILITY, CLAIM, ACTION OR EXPENSE ARISING FROM CONTENT DISSEMINATED BY CLIENTS EQUIPMENT, SOFTWARE AND/OR USERS OF THE INTERNET SERVICE. PREMIER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING BANDWIDTH SPEEDS FOR THE INTERNET SERVICE.

14. HANDING OF MAIL UPON TERMINATION. Upon expiration or earlier termination of this Agreement, you must notify all parties with whom you do business of your change of address. You agree not to file a change of address form with the postal service. Filing of a change of address form may forward all mail addressed to the Center to your new address In addition, all telephone and facsimile numbers and IP addresses are the property of Premier. These numbers will not be transferred to you at the end of the term. Upon termination of the Agreement you will pay a termination fee of $200 per office to cover the cost of providing your new telephone number and address to all incoming callers, holding your mail and facsimiles for a period of 30 days after termination. After 30 days you may request the continuation of these services at our current rates.

15. NOTICES. All notices are to be in writing and may be given by registered or certified mail, postage prepaid, overnight mail service or hand delivered with proof of delivery. Notices to Premier, to be effective, must be sent to the address of the Center listed on the first page of this Agreement and addressed to the attention of the Center’s General Manager, with a copy addressed to Premier Business Centers, 2102 Business Center Drive, Attention: Director of Operations, Irvine, CA 92612. Notices to Client may be sent to Client at the address listed on the first page of this Agreement.

16. MEDIATION; GOVERNING LAW. In the event a dispute arises under this Agreement, you agree to submit the dispute to mediation pursuant to the procedure established by the American Arbitration Association; if the amount of your claim is less than $10,000, then the AAA Online Mediation procedure shall apply. If mediation does not resolve the dispute, you agree that the matter will be submitted to arbitration pursuant to the procedure established by the American Arbitration Association in Orange County, California, unless Premier elects to not have the dispute resolved through arbitration. The decision of the arbitrator will be binding on the parties. The non-prevailing party as determined by the arbitrator shall pay the prevailing parties’ attorneys’ fees and costs of the arbitration. Furthermore, if a court decision prevents or Premier elects not to submit this matter to arbitration, then the non-prevailing party as determined by the court shall pay the prevailing parties’ reasonable attorneys’ fees and costs. Nothing in this paragraph will prohibit Premier from seeking equitable relief, including without limitation, any action for removal of Client from the Center after the license has been terminated or revoked. This Agreement is governed by the laws of the State of California.

17. MISCELLANEOUS. Client may not assign this Agreement without Premier’s prior written consent, which consent will not be unreasonably withheld. No assignment shall release Client from Client’s liability under this Agreement. This Agreement is the entire agreement between you and Premier. It supersedes all prior agreements. This Agreement may not be modified, except in writing signed by both parties. If more than one party signs this Agreement as Client, the obligations of such parties shall be joint and several. The terms of this Agreement are confidential. Neither Premier nor Client may disclose the terms of this Agreement to a third party without the other’s consent, unless in connection with legal proceedings or unless required to do so by law or an official authority. Disclosure of the terms of this Agreement to another client of Premier or a third party without our written approval may result in the immediate termination of this Agreement This Agreement is not binding on Premier unless it is executed by the Chief Executive Officer of Premier.

PREMIER OFFICE CENTERS, LLC a California limited liability company

By:
Jeffrey H. Reinstein, Chief Executive Officer

CLIENT

Adomani, Inc. A Florida Corp Print Company Name and Type (i.e. a California corporation)

By:	By :
Signature		Signature

J Reynolds, President & CEO
Print Name and Title	Print Name and Title